Exhibit 10.3

EXECUTION VERSION

JPMorgan Chase Bank, National Association

London Branch

25 Bank Street

Canary Wharf

London E14 5JP

England

June 12, 2014

To:	ARIAD Pharmaceuticals Inc.

26 Lansdowne Street

Cambridge, Massachusetts 02139

Re:	Base Warrants

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by ARIAD Pharmaceuticals Inc. (“Company”) to JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between JPMorgan and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if JPMorgan and Company had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	June 12, 2014

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43240

Registered as a branch in England & Wales branch No. BR000746

Registered Branch Office 25 Bank Street, Canary Wharf, London E14 5JP

Authorised by the Office of the Comptroller of the Currency in the jurisdiction of the USA.

Authorised by the Prudential Regulation Authority. Subject to regulation by the Financial Conduct

Authority and to limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.

Warrants:	Equity call warrants, each giving the holder the right to purchase a number of Shares equal to the Warrant Entitlement at a price per Share equal to the Strike Price, subject to the terms set forth under the caption “Settlement Terms” below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	JPMorgan

Shares:	The common stock of Company, par value USD 0.001 per share (Exchange symbol “ARIA”)

Number of Warrants:	21,501,900. For the avoidance of doubt, the Number of Warrants shall be reduced by any Warrants exercised or deemed exercised hereunder. In no event will the Number of Warrants be less than zero.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 12.00.

Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD 7.02, except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Company’s capitalization.

Premium:	USD 27,580,000

Premium Payment Date:	June 17, 2014

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Procedures for Exercise.

Expiration Time:	The Valuation Time

Expiration Dates:	Each Scheduled Trading Day during the period from, and including, the First Expiration Date to, but excluding, the 100th Scheduled Trading Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day, the Calculation Agent shall make adjustments, if applicable, to the Daily Number of Warrants or shall reduce such Daily Number of Warrants to zero for which such day shall be an Expiration Date and shall designate a Scheduled Trading Day or a number of Scheduled Trading Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under the Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the fair market value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means.

First Expiration Date:	September 15, 2019 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.

Daily Number of Warrants:	For any Expiration Date, the Number of Warrants that have not expired or been exercised as of such day, divided by the remaining number of Expiration Dates (including such day), rounded down to the nearest whole number, subject to adjustment pursuant to the provisos to “Expiration Dates”.

Automatic Exercise:	Applicable; and means that for each Expiration Date, a number of Warrants equal to the Daily Number of Warrants for such Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the words “Scheduled Closing Time” in the fourth line thereof.

Valuation Terms.

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date.

Settlement Terms.

Settlement Method Election:	Applicable; provided that:

(i) the reference to “Physical Settlement” in the first sentence of Section 7.1 of the Equity Definitions shall be replaced by a reference to “Net Share Settlement or Combination Settlement”;

(ii) the following words shall be inserted at the end of the first sentence of Section 7.1 of the Equity Definitions:

“and, if Combination Settlement is elected, the percentage of the Company’s settlement obligations that shall be settled in cash, which percentage shall be greater than 0% and less than 100% (the “Cash Percentage”); provided that if the Electing Party elects Combination Settlement and does not validly elect a Cash Percentage, the Default Settlement Method shall apply”;

(iii) Company may elect Cash Settlement or Combination Settlement only if Company represents and warrants to JPMorgan in writing on the date of such election that (A) Company is not in possession of any material non-public information regarding Company or the Shares, (B) Company is electing Cash Settlement or Combination Settlement, as the case may be, in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (C) the assets of Company at their fair valuation exceed the liabilities of Company (including contingent liabilities), the capital of Company is adequate to conduct the business of Company, and Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature; and

(iv) the same election of settlement method (and, if Combination Settlement applies, the same Cash Percentage) shall apply to all Expiration Dates hereunder.

Electing Party:	Company

Settlement Method Election Date:	The third Scheduled Trading Day immediately preceding the First Expiration Date.

Default Settlement Method:	Net Share Settlement

Net Share Settlement:	If Net Share Settlement is applicable, then on the relevant Settlement Date, Company shall deliver to JPMorgan a number of Shares equal to the Share Delivery Quantity for such Settlement Date to the account specified herein free of payment through the Clearance System, and JPMorgan shall be treated as the holder of record of such Shares at the time of delivery of such Shares or, if earlier, at 5:00 p.m. (New York City time) on such Settlement Date, and Company shall pay to JPMorgan cash in lieu of any fractional Share based on the Settlement Price on the relevant Valuation Date.

Share Delivery Quantity:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Cash Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date for such Settlement Date.

Cash Settlement Amount:	For any Settlement Date, an amount equal to the product of (i) the number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for the relevant Valuation Date and (iii) the Warrant Entitlement.

Cash Settlement:	If Cash Settlement is applicable, on the relevant Settlement Date, Company shall pay to JPMorgan an amount of cash in USD equal to the Cash Settlement Amount for such Settlement Date.

Combination Settlement:	If Combination Settlement is applicable, on the relevant Settlement Date, Company shall (i) deliver to JPMorgan a number of Shares equal to the product of (a) 100% less the Cash Percentage and (b) the Share Delivery Quantity for such Settlement Date to the account specified herein free of payment through the Clearance System, and JPMorgan shall be treated as the holder of such Shares at the time of delivery of such Shares or, if earlier, at 5:00 p.m. (New York City time) on such Settlement Date and (ii) pay to JPMorgan an amount of cash in USD equal to the product of (a) the Cash Percentage and (b) the Cash Settlement Amount for such Settlement Date, and Company shall pay to JPMorgan cash in lieu of any fractional Share based on the Settlement Price on the relevant Valuation Date

Settlement Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ARIA <equity> VAP” (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted average price method). Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day and (ii) the Calculation Agent determines that such Expiration Date shall be an Expiration Date for fewer than the Daily Number of Warrants, as described above, then the Settlement Price for the relevant Valuation Date shall be the volume-weighted average price per Share on such Valuation Date on the Exchange, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valuation Date for which the Calculation Agent determines there is no Market Disruption Event.

Settlement Dates:	As determined pursuant to Section 9.4 of the Equity Definitions, subject to Section 9(k)(i) hereof; provided that Section 9.4 of the Equity Definitions is hereby amended by (i) inserting the words “or cash” immediately following the word “Shares” in the first line thereof and (ii) inserting the words “for the Shares” immediately following the words “Settlement Cycle” in the second line thereof.

Other Applicable Provisions:	If Net Share Settlement or Combination Settlement is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.05 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled.” “Share Settled” in relation to any Warrant means that Net Share Settlement or Combination Settlement is applicable to that Warrant.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to JPMorgan may be, upon delivery, subject to restrictions and limitations arising from Company’s status as issuer of the Shares under applicable securities laws.

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(f) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended (a) by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)” and (b) by inserting immediately prior to the period the phrase “and (iii) of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia that also becomes Company under the Transaction following such Merger Event or Tender Offer”.

Consequence of Merger Events:

Merger Event:	Applicable; provided that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under Section 9(h)(ii)(B) of this Confirmation, JPMorgan may elect, in its commercially reasonable judgment, whether the provisions of Section 12.2 of the Equity Definitions or Section 9(h)(ii)(B) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that JPMorgan may elect, in its commercially reasonable judgment, Modified Calculation Agent Adjustment) for all or any portion of the Transaction.

Consequence of Tender Offers:

Tender Offer:	Applicable; provided that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under Section 9(h)(ii)(A) of this Confirmation, JPMorgan may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions or Section 9(h)(ii)(A) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Announcement Event:	If an Announcement Date occurs in respect of a Merger Event (for the avoidance of doubt, determined without regard to the language in the definition of “Merger Event” following the definition of “Reverse Merger” therein) or Tender Offer (such occurrence, an “Announcement Event”), then on the earliest of the Expiration Date, Early Termination Date or other date of cancellation (the “Announcement Event Adjustment Date”) in respect of each Warrant, the Calculation Agent will determine the economic effect on such Warrant of the relevant event (regardless of whether the Announcement Event actually results in a Merger Event or Tender Offer, and taking into account such factors as the Calculation Agent may determine, including, without limitation, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction whether prior to or after the Announcement Event or for any period of time, including, without limitation, the period from the Announcement Event to the relevant Announcement Event Adjustment Date). If the Calculation Agent determines that such economic effect on any Warrant is material, then on the Announcement Event Adjustment

Date for such Warrant, the Calculation Agent may make such adjustment to the exercise, settlement, payment or any other terms of such Warrant as the Calculation Agent determines appropriate to account for such economic effect, which adjustment shall be effective immediately prior to the exercise, termination or cancellation of such Warrant, as the case may be.

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, and (iv) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the word “Shares” with the phrase “Hedge Positions of a type generally used by such party in transactions of a type similar to the Transaction” in clause (X) thereof, (ii) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof and (iii) adding the following proviso to the end of clause (Y) thereof: “provided that (1) such party has used commercially reasonable efforts to avoid such increased cost on terms reasonably acceptable to such party, as long as (i) such party would not incur a materially increased cost (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position), as reasonably determined by such party, in doing so, (ii) such party would not violate any applicable law, rule, regulation or policy of such party, as reasonably determined by such party, in doing so, (iii)

such party would not suffer a material penalty, injunction, non-financial burden, reputational harm or other material adverse consequence in doing so, (iv) such party would not incur any material operational or administrative burden in doing so and (v) such party would not, in doing so, be required to take any action that is contrary to the intent of the law or regulation that is subject to the Change in Law and (2) JPMorgan may exercise its termination right with respect to such event described in this clause (Y) only if JPMorgan is generally exercising its rights to terminate or adjust as a result of such event with respect to any similarly situated customers in the context of the event constituting such Change in Law”.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms. Any inability of the Hedging Party referred to in phrases (A) and (B) above that is solely attributable to the deterioration of the creditworthiness of the Hedging Party shall not be deemed a Hedging Disruption.”; and

(ii)    Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	100 basis points

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0 basis points until June 15, 2019 and 25 basis points thereafter.

Hedging Party:	For all applicable Additional Disruption Events, JPMorgan.

Determining Party:	For all applicable Extraordinary Events, JPMorgan.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4.	Calculation Agent:

JPMorgan; provided that all determinations made by Calculation Agent shall be made in good faith and in a commercially reasonable manner; provided further that (i) upon receipt of written request from Company, the Calculation Agent shall promptly provide Company with a written explanation describing in reasonable detail any calculation, adjustment, or determination made by it (including any quotation, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Calculation Agent’s proprietary models or other information that may be proprietary or confidential) and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from receipt of such request, (ii) if an Event of Default described in Section 5(a)(vii) of the Agreement has occurred and is continuing with respect to JPMorgan, the Calculation Agent shall be a leading recognized dealer in equity derivatives designated in good faith by Company for so long as such Event of Default is continuing and (iii) if Company promptly disputes in writing any calculation, adjustment or determination and provides reasonable detail as to the basis for such dispute, the Calculation Agent shall, to the extent permitted by applicable law (as reasonably determined by the Calculation Agent), discuss the dispute with Company, it being understood that the Calculation Agent’s calculation, adjustment or determination (as modified, if modified by the Calculation Agent) shall apply to the Transaction.

5.	Account Details.

(a)	Account for payments to Company:

(b)	Account for payments to JPMorgan:

6.	Offices.

(a)	The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

(b)	The Office of JPMorgan for the Transaction is: London

JPMorgan Chase Bank, National Association

London Branch

25 Bank Street

Canary Wharf

London E14 5JP

England

7.	Notices.

(a)	Address for notices or communications to Company:

ARIAD Pharmaceuticals Inc.
26 Lansdowne Street
Cambridge, Massachusetts 02139
Attention:	Chief Financial Officer
Telephone No.:	617-494-0400

With a copy to:

Jonathan Kravetz
Mintz Levin
One Financial Center
Boston, Massachusetts 02111

(b)	Address for notices or communications to JPMorgan:

JPMorgan Chase Bank, National Association
EDG Marketing Support
Email:	edg_notices@jpmorgan.com
edg_ny_corporate_sales_support@jpmorgan.com
Facsimile No:	1-866-886-4506

With a copy to:

Attention:	Santosh Sreenivasan
Title:	Managing Director, Head of Equity-Linked Capital Markets, Americas
Telephone No:	1-212-622-5604
Fax No.:	1-212-622-6037
8.	Representations and Warranties of Company.

Each of the representations and warranties of Company set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”), dated as of June 12, 2014, between Company and J.P. Morgan Securities LLC, as representative of the Initial Purchasers party thereto (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to JPMorgan as if set forth herein. Company hereby further represents and warrants to JPMorgan, and, as to representations made by “each of the parties” or “either of the parties”, each party represents as to itself to the other party, on the date hereof and on and as of the Premium Payment Date and, in the case of the representations in Section 8(d), at all times until termination of the Transaction, that:

(a)	Each of the parties has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on such party’s part; and this Confirmation has been duly and validly executed and delivered by such party and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Each party represents to the other party that neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of such party hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of such party, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which such party or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or to which it or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	Each party represents to the other party that no consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance of this Confirmation by such party, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)	A number of Shares equal to the Maximum Number of Shares (as defined below) (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement or Combination Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrants following the exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(e)	Each of the parties is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)	Each of the parties is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(g)	Company and each of its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Company or the Shares.

(h)	No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of JPMorgan or its affiliates owning or holding (however defined) Shares.

(i)	Company (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(j)	Company has delivered to JPMorgan resolutions of Company’s board of directors validly designating each of JPMorgan and its permitted assignees and transferees hereunder and its and their “Affiliates” and “Associates” as an “Exempt Person” (each, as defined in the Rights Agreement) under the Rights Agreement (such exemption, the “Rights Agreement Exemption”).

9.	Other Provisions.

(a)	Opinions; Rights Agreement Exemption.

(i)	On the Premium Payment Date, Company shall deliver to JPMorgan an opinion of counsel, dated as of the Premium Payment Date, with respect to the matters set forth in Sections 8(a) through (d) of this Confirmation. Delivery of such opinion to JPMorgan shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of JPMorgan under Section 2(a)(i) of the Agreement.

(ii)	From the Premium Payment Date until the earlier of the Rights Agreement Termination Date and the final Settlement Date, as long as the conditions set forth in the Rights Agreement Exemption Letter (the “Exemption Letter”), dated as of the date hereof, between Company and JPMorgan (such conditions, the “Exemption Conditions”) are satisfied, Company shall ensure that the Rights Agreement Exemption remains in full force and effect and shall not be modified (unless JPMorgan shall have agreed in writing to such modification). Company shall notify JPMorgan within one Business Day of the Rights Agreement Termination Date.

Company agrees to indemnify and hold harmless each Indemnified Person (as defined below) from and against any and all losses (including losses relating to JPMorgan’s or its Affiliate’s hedging activities as a consequence of becoming, or of the risk of becoming, an “Acquiring Person” (as defined in the Rights Agreement), including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Company’s failure to ensure that, as long as the Exemption Conditions are satisfied, the Rights Agreement Exemption remains in full force and effect and is not modified (unless JPMorgan shall have agreed in writing to such modification) until the earlier of the Rights Agreement Termination Date and the final Settlement Date, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Company’s failure to ensure that as long as the Exemption Conditions are satisfied, the Rights Agreement Exemption remains in full force and effect and is not modified (unless JPMorgan shall have agreed in writing to such modification) until the earlier of the Rights Agreement Termination Date and the final Settlement Date, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

“Rights Agreement Termination Date” means the earliest of (i) the occurrence of the “Expiration Date” (as defined in the Rights Agreement), (ii) the Rights Agreement otherwise terminating or ceasing to be in effect or (iii) the date on which no “Rights” (as defined in therein) remain outstanding thereunder.

“Rights Agreement” means the Section 382 Rights Agreement, dated as of October 31, 2013, between Company and Computershare Trust Company, N.A., as Rights Agent, or any similar shareholder rights plan (as determined by JPMorgan in its sole discretion).

(b)

Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give JPMorgan a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 180.0 million (in the case of the first such notice) or (ii) thereafter more than 6.3 million less than the number of Shares included in the immediately preceding Repurchase Notice. Company agrees to indemnify and hold harmless JPMorgan and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to JPMorgan’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Company’s failure to provide JPMorgan with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Regulation M. Company is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Company, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Company shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)	No Manipulation. Company is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)

Transfer or Assignment. Company may not transfer any of its rights or obligations under the Transaction without the prior written consent of JPMorgan. JPMorgan may, without Company’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party. If at any time at which (A) the Section 16 Percentage exceeds the Section 16 Threshold Percentage, (B) the Warrant Equity Percentage exceeds 14.5% or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), JPMorgan is unable after using its commercially reasonable efforts to effect a transfer or assignment of Warrants to a third party on pricing terms reasonably acceptable to JPMorgan and within a time period reasonably acceptable to JPMorgan such that no Excess Ownership Position exists, then JPMorgan may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that JPMorgan so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1)

an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants underlying the Terminated Portion, (2) Company were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(j) shall apply to any amount that is payable by Company to JPMorgan pursuant to this sentence as if Company was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that JPMorgan and each person subject to aggregation of Shares with JPMorgan under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Section 16 Threshold Percentage” means (i) prior to the Rights Agreement Termination Date, the greatest of (a) 4.0%, (b) if the Exemption Letter has been modified to increase the maximum percentage of Shares outstanding that JPMorgan and its “Affiliates” and “Associates” are permitted to “Beneficially Own” in connection with the “Relevant Transactions” (each as defined in the Exemption Letter; such maximum percentage, the “Exemption Letter Limitation”), the lesser of (x) the Exemption Letter Limitation less 0.99% and (y) 9.0%, and (c) if the Exemption Letter Agreement has been modified to remove any limitation on the number of Shares that JPMorgan and its “Affiliates” and “Associates” may “Beneficially Own” in connection with the “Relevant Transactions” (each, as defined in the Exemption Letter) while preserving the Rights Agreement Exemption, 9.0%, and (ii) following the Rights Agreement Termination Date, 9.0%. As long as the Section 16 Percentage is less than 9.0%, JPMorgan will notify Company at least three Exchange Business Days prior to designating an Early Termination Date on account of the Section 16 Percentage exceeding the Section 16 Threshold Percentage, which notice (the “Threshold Notice”) shall specify the Section 16 Percentage (as determined by JPMorgan in good faith) prompting such notice, and (i) if Company so requests, JPMorgan will consent to a modification to the Exemption Letter solely for the purpose of increasing the Exemption Letter Limitation or removing the provision therein that limits the number of Shares that JPMorgan and its “Affiliates” and “Associates” may “Beneficially Own” in connection with the “Relevant Transactions” (each, as defined in the Exemption Letter) and (ii) if a modification described in clause (i) above is requested and implemented on or before the close of business on the third Exchange Business Day following Company’s receipt of the applicable Threshold Notice, the Section 16 Percentage shall not be deemed to have exceeded the Section 16 Threshold Percentage, and JPMorgan shall not be entitled to designate an Early Termination Date based on the Section 16 Percentage specified in the applicable Threshold Notice, unless such Section 16 Percentage exceeds the modified Section 16 Threshold Percentage. For the avoidance of doubt, prior to any subsequent designation of an Early Termination Date on account of the Section 16 Percentage being in excess of any modified Section 16 Threshold Percentage, as long as the Section 16 Percentage is less than 9.0%, the provisions set forth in the immediately preceding sentence, including the requirement of delivery by JPMorgan of another Threshold Notice, shall be applicable. The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Warrants and the Warrant Entitlement and (2) the aggregate number of Shares underlying any other warrants purchased by JPMorgan from Company, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that JPMorgan and any person whose ownership position would be aggregated with that of JPMorgan (JPMorgan or any such person, a “JPMorgan Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Company (other than the Exemption Letter) that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by JPMorgan in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a JPMorgan Person, or could result in an adverse effect on a JPMorgan Person, under any Applicable Restriction, as determined by JPMorgan in its reasonable discretion, minus (B) 1% of the number of Shares outstanding. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing JPMorgan to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Company, JPMorgan may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform JPMorgan’s obligations in respect of the Transaction and any such designee may assume such obligations. JPMorgan shall be discharged of its obligations to Company to the extent of any such performance.

(f)	Dividends. If at any time during the period from and including the Effective Date, to and including the last Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares, then the Calculation Agent will adjust any of the Strike Price, Number of Warrants, Daily Number of Warrants and/or any other variable relevant to the exercise, settlement or payment of the Transaction to preserve the fair value of the Warrants to JPMorgan after taking into account such dividend.

(g)	Role of Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities LLC, an affiliate of JPMorgan (“JPMS”), has acted solely as agent and not as principal with respect to the Transaction and (ii) JPMS has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of the Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under the Transaction.

(h)	Additional Provisions.

(i)	Amendments to the Equity Definitions:

(A)	Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “an”; and adding the phrase “or Warrants” at the end of the sentence.

(B)	Section 11.2(c) of the Equity Definitions is hereby amended by (w) replacing the words “a diluting or concentrative” with “an” in the fifth line thereof, (x) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence, (y) deleting the words “diluting or concentrative” in the sixth to last line thereof and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(C)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “a material”; and adding the phrase “or Warrants” at the end of the sentence.

(D)	[Reserved].

(E)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(x)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y)	replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(F)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(x)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection “(A)” and;

(y)	(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.” and (4) deleting clause (X) in the final sentence.

(ii)	Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to the Transaction, (1) JPMorgan shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, (2) Company shall be deemed the sole Affected Party with respect to such Additional Termination Event and (3) the Transaction, or, at the election of JPMorgan in its sole discretion, any portion of the Transaction, shall be deemed the sole Affected Transaction; provided that if JPMorgan so designates an Early Termination Date with respect to a portion of the Transaction, (a) a payment shall be made pursuant to Section 6 of the Agreement as if an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants included in the terminated portion of the Transaction, and (b) for the avoidance of doubt, the Transaction shall remain in full force and effect except that the Number of Warrants shall be reduced by the number of Warrants included in such terminated portion:

(A)	A “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Company or its wholly owned subsidiaries or its or their employee benefit plans files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity.

(B)	Consummation of (I) any recapitalization, reclassification or change of the Shares (other than changes resulting from a subdivision or combination, or from a change in par value, or from par value to no par value, or from no par value to par value) as a result of which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets, (II) any share exchange, consolidation, merger or similar transaction involving the Company pursuant to which the Shares will be converted into cash, securities or other property (other than any merger solely for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding Shares solely into common shares of the surviving entity and where the common stockholders’ proportional voting power immediately after such event is in substantially the same proportions as their respective voting power before such event) or (III) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Company and its subsidiaries, taken as a whole, to any person other than one of Company’s subsidiaries.

Notwithstanding the foregoing, any transaction or transactions or event or events set forth in clause (A) or (B) above shall not constitute an Additional Termination Event if (x) at least 90% of the consideration received or to be received by holders of the Shares, excluding cash payments for fractional Shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions or event or events consists of shares of common stock or other common equity interests that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions or event or events, and (y) as a result of such transaction or transactions or event or events, the Shares will consist of such consideration, excluding cash payments for fractional Shares or pursuant to statutory appraisal rights.

(C)	Default by Company or any of its significant subsidiaries (as defined in Article 1, Rule 1-02 of Regulation S-X promulgated by the SEC) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25 million (or its foreign currency equivalent) in the aggregate of Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created, resulting in such indebtedness becoming or being declared due and payable.

(D)	Within one year of the Trade Date, JPMorgan, despite using commercially reasonable efforts, is unable or reasonably determines that it is impractical or illegal, to hedge its exposure with respect to the Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by JPMorgan).

(i)	No Setoff. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(j)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.

(i)	If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Company’s control, or (iii) an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Company’s control), and if Company would owe any amount to JPMorgan pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Company shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Company gives irrevocable telephonic notice to JPMorgan, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, and (b) Company remakes the representation set forth in Section 8(g) as of the date of such election and (c) JPMorgan agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Company shall deliver to JPMorgan the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or as promptly as practicable (but in no event more than 10 Exchange Business Days) thereafter, subject to Section 9(k)(i) below, in satisfaction, subject to Section 9(k)(ii) below, of the relevant Payment Obligation, in the manner reasonably requested by JPMorgan free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the relevant Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price (without giving effect to any discount pursuant to Section 9(k)(i)).

Share Termination Unit Price:	The fair market value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent by commercially reasonable means, subject to the following: In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in Section 9(k)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in Section 9(k)(ii) below, notwithstanding the foregoing, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable. The Calculation Agent shall notify Company of the Share Termination Unit Price at the time of notification of such Payment Obligation to Company or, if applicable, at the time the discounted price applicable to the relevant Share Termination Units is determined pursuant to Section 9(k)(i).

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event. If such Nationalization, Insolvency or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(k)	Registration/Private Placement Procedures. If, in the reasonable opinion of JPMorgan, following any delivery of Shares or Share Termination Delivery Property to JPMorgan hereunder, such Shares or Share Termination Delivery Property would be in the hands of JPMorgan subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless JPMorgan waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, prior to the first Settlement Date for the first applicable Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all remaining Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.

(i)

If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to JPMorgan; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Company to JPMorgan (or any affiliate designated by JPMorgan) of the Restricted Shares or the exemption pursuant to Section

4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by JPMorgan (or any such affiliate of JPMorgan). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to JPMorgan, due diligence rights (for JPMorgan or any designated buyer of the Restricted Shares by JPMorgan), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to JPMorgan. In the case of a Private Placement Settlement, the Calculation Agent shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or premium to any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to JPMorgan hereunder. Notwithstanding anything to the contrary in the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Calculation Agent to Company of such applicable discount or premium, as the case may be, and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

(ii)	If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period, as defined below) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to JPMorgan, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to JPMorgan. If JPMorgan, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If JPMorgan is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to Section 9(j) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the Exchange Business Day on which JPMorgan completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above). If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to JPMorgan by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following such resale the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on such day (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Number of Shares. Following the Resale Period, JPMorgan shall return to Company any Shares or Share Termination Delivery Units not required to be sold in order to realize net proceeds equal to the Payment Obligation.

(iii)	Without limiting the generality of the foregoing, Company agrees that (A) any Restricted Shares delivered to JPMorgan may be transferred by and among JPMorgan and its affiliates and Company shall effect such transfer without any further action by JPMorgan and (B) after the period of 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) under the Securities Act are not satisfied with respect to Company) has elapsed in respect of any Restricted Shares delivered to JPMorgan, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by JPMorgan (or such affiliate of JPMorgan) to Company or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by JPMorgan (or such affiliate of JPMorgan). Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule, or the applicable interpretation thereof by the Securities and Exchange Commission or any court as in effect at such time so require, in the opinion of outside counsel of Company, the agreements of Company herein shall be deemed modified to the extent necessary to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(iv)	If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(l)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, JPMorgan may not exercise any Warrant hereunder or be entitled to take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder, (i) the Section 16 Percentage would exceed the Section 16 Threshold Percentage or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Section 16 Percentage would exceed the Section 16 Threshold Percentage or (ii) the Share Amount would exceed the Applicable Share Limit If any delivery owed to JPMorgan hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, JPMorgan gives notice to Company that, after such delivery, (i) the Section 16 Percentage would not exceed the Section 16 Threshold Percentage and (ii) the Share Amount would not exceed the Applicable Share Limit.

(m)	Share Deliveries. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary.

(n)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(p)	Maximum Share Delivery.

(i)	Notwithstanding any other provision of this Confirmation, the Agreement or the Equity Definitions, in no event will Company at any time be required to deliver a number of Shares greater than two times the Number of Shares (the “Maximum Number of Shares”) to JPMorgan in connection with the Transaction.

(ii)	In the event Company shall not have delivered to JPMorgan the full number of Shares or Restricted Shares otherwise deliverable by Company to JPMorgan pursuant to the terms of the Transaction because Company has insufficient authorized but unissued Shares that are not reserved for other transactions (such deficit, the “Deficit Shares”), Company shall be continually obligated to deliver, from time to time, Shares or Restricted Shares, as the case may be, to JPMorgan until the full number of Deficit Shares have been delivered pursuant to this Section 9(p)(ii), when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (C) Company additionally authorizes any unissued Shares that are not reserved for other transactions; provided that in no event shall Company deliver any Shares or Restricted Shares to JPMorgan pursuant to this Section 9(p)(ii) to the extent that such delivery would cause the aggregate number of Shares and Restricted Shares delivered to JPMorgan to exceed the Maximum Number of Shares. Company shall immediately notify JPMorgan of the occurrence of any of the foregoing events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares or Restricted Shares, as the case may be, to be delivered) and promptly deliver such Shares or Restricted Shares, as the case may be, thereafter.

(q)	[Reserved].

(r)	Right to Extend. JPMorgan may postpone or add, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if JPMorgan determines, in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve JPMorgan’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable JPMorgan to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if JPMorgan were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to JPMorgan; provided that JPMorgan may not postpone or extend any such date by more than 50 Exchange Business Days.

(s)	Status of Claims in Bankruptcy. JPMorgan acknowledges and agrees that this Confirmation is not intended to convey to JPMorgan rights against Company with respect to the Transaction that are senior to the claims of common stockholders of Company in any United States bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit JPMorgan’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit JPMorgan’s rights in respect of any transactions other than the Transaction.

(t)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(u)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(v)	Agreements and Acknowledgements Regarding Hedging. Company understands, acknowledges and agrees that: (A) at any time on and prior to the last Expiration Date, JPMorgan and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) JPMorgan and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) JPMorgan shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Prices; and (D) any market activities of JPMorgan and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Prices, each in a manner that may be adverse to Company.

(w)	Early Unwind. In the event the sale of the “Underwritten Securities” (as defined in the Purchase Agreement is not consummated with the Initial Purchasers for any reason, or Company fails to deliver to JPMorgan opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of JPMorgan and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of JPMorgan and Company represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(x)	Payment by JPMorgan. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, JPMorgan owes to Company an amount calculated under Section 6(e) of the Agreement, or (ii) JPMorgan owes to Company, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(y)	Listing of Warrant Shares. Company shall have submitted an application for the listing of the Warrant Shares on the Exchange, and such application and listing shall have been approved by the Exchange, subject only to official notice of issuance, in each case, on or prior to the Premium Payment Date. Company agrees and acknowledges that such submission and approval shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to J.P. Morgan Securities LLC, 383 Madison Ave, New York, NY 10179, and by email to EDG_Notices@jpmorgan.com and EDG_NY_Corporate_Sales_Support@jpmorgan.com.

Very truly yours,

J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association

By:	/s/ Santosh Sreenivasan
Authorized Signatory
Name:	Santosh Sreenivasan

Accepted and confirmed

as of the Trade Date:

ARIAD Pharmaceuticals Inc.

By:	/s/ Edward M. Fitzgerald
Authorized Signatory
Name:	Edward M. Fitzgerald
Executive Vice President, CFO

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43240

Registered as a branch in England & Wales branch No. BR000746

Registered Branch Office 25 Bank Street, Canary Wharf, London E14 5JP

Authorised by the Office of the Comptroller of the Currency in the jurisdiction of the USA.

Authorised by the Prudential Regulation Authority. Subject to regulation by the Financial Conduct

Authority and to limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.